Exhibit 99.1

For Immediate Release

Contact:

Liz Kohlmyer

Communications Manager

(407) 540-2221

NYSE: TSY

TRUSTREET PROPERTIES, INC. ANNOUNCES FIRST

QUARTER OPERATING RESULTS

MERGER SUCCESSFULLY COMPLETED

FINANCING IN PLACE

ORLANDO, FL, May 9, 2005 – Trustreet Properties, Inc. (NYSE: TSY) today announced operating results for the quarter ended March 31, 2005. The Company’s first quarter financial statements reflect the February 25, 2005 merger of CNL Restaurant Properties, Inc. (“CNLRP”), U.S. Restaurant Properties, Inc. (“USRP”), and eighteen CNL Income Funds (the “Income Funds”). The first quarter of 2005 includes the financial results of the merged company for the period February 25, 2005 to March 31, 2005.

Curtis McWilliams, President and Chief Executive Officer, stated, “We are pleased to have successfully completed the merger and to have put long-term financing in place. We believe that there are significant opportunities ahead for Trustreet and we remain focused on realizing synergies, growing FFO and continuing to build long-term shareholder value.”

The Company reported net income allocable to common shareholders of $526,000, or $0.01 cent per share. Funds from operations (“FFO”) for the quarter ended March 31, 2005 was $5.6 million, or $0.13 cents per share. During the quarter, there were a number of non-recurring charges totaling $8.7 million including a non-cash tax charge of $5.0 million and approximately $3.7 million of expenses. Adding back the one-time charges, net income would have been $9.2 million, or $0.21 cents per share and FFO would have been $14.3 million, or $0.33 cents per share.

The financial statements reflect CNLRP as the acquiror for financial reporting purposes. The first quarter of 2005 includes the financial results of CNLRP from January 1, 2005 through February 24, 2005 and the financial results of the combined companies from February 25, 2005 through March 31, 2005. The financial results include the historical financial results of only CNLRP for the quarter ended March 31, 2004. The assets and liabilities of CNLRP continue to be recorded at historical values. The assets and liabilities of USRP and the Income Funds were recorded at their estimated fair values at the date of the merger, with the excess of the purchase price over the sum of such fair values recorded as goodwill.

Merger and Financing Highlights

During the quarter, the Company added approximately 1,275 properties to the portfolio as a result of the merger, increasing rental income for the quarter to $26.2 million.

As part of the merger completion, the Company executed a series of financial transactions:

•	Issued two classes of secured notes in the aggregate initial principal amount of $275.0 million due in 2012. The notes bear interest at an effective rate of approximately 5.05%.

•	Redeemed its Series B preferred stock for $32.5 million.

•	Issued senior unsecured notes in the aggregate principal amount of $250 million with an annual interest rate of 7.50% due in 2015.

•	Entered into new senior credit facilities for a total of $350 million. The new credit agreement includes a $175 million revolving credit facility with an initial term of three years, and a $175 million five-year term loan facility. The interest rate for the revolving credit facility is LIBOR plus 2.25% per annum, and the interest rate for the term loan facility is LIBOR plus 2.00%.

•	Retired approximately $21.9 million of subordinate debt owed to Bank of America and a related party loan of approximately $36.4 with proceeds from the senior secured credit facilities.

Real Estate

During the first quarter, the Company acquired 21 properties for $37.3 million. The Company designated 13 of these properties as long-term investments within the core REIT portfolio and 8 of the properties as held-for-sale to be sold through a taxable subsidiary. In addition, the Company has signed commitments to acquire $216 million of restaurant properties that are expected to close in 2005.

Total revenues for the real estate segment were $28.2 in the first quarter of 2005. As of March 31, 2005, the Company’s real estate portfolio was 95.7% occupied. The weighted average remaining lease term of the Company’s real estate investment portfolio was 10.8 years, with over 75% of the Company’s lease expirations not occurring until after 2011. The Company’s portfolio is broadly diversified on a concept, tenant and geographic basis.

Investment Property Sales

During the first quarter, under its Investment Property Sales platform, the Company sold 29 of its properties held-for-sale for a total sales price of $57.0 million at a net gain to the Company of $9.8 million, or 20.7% based on the Company’s acquisition cost.

About Trustreet

Trustreet Properties, Inc. (pronounced “trust – street”) is the largest self-advised restaurant real estate investment trust (REIT) in the United States. Trustreet, traded on the NYSE under the ticker symbol TSY, provides a complete range of financial, real estate and advisory services to operators of national and regional restaurant chains. With $2.6 billion in assets, Trustreet manages financial interests in approximately 2,800 properties in 49 states. For more information visit www.trustreet.com.

Management will hold a conference call on May 9, 2005 at 10:00 a.m. EDT to review the Company’s results. The call can be accessed on the Company’s website at www.trustreeet.com. For those unable to listen to the live broadcast, a replay will also be available on the Company’s web site.

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Statements in this press release that are not strictly historical are “forward-looking” statements. Forward-looking statements involve known and unknown risks, which may cause the Company’s actual future results to differ materially from expected results. These risks include, among others, general economic conditions, local real estate conditions, changes in interest rates, increases in operating costs, the availability of capital, and the profitability of the Company’s taxable subsidiary. Additional information concerning these and other factors that could cause actual results to differ materially from those forward-looking statements is contained from time to time in the Company’s SEC filings. Copies of each filing may be obtained from the Company or the SEC. Consequently, such forward-looking statements should be regarded solely as reflections of the Company’s current operating plans and estimates. Actual operating results may differ materially from what is expressed or forecast in this press release. The Company undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date these statements were made.

“Funds From Operations” (FFO) is a measure of performance that Trustreet computes in accordance with the “White Paper” definition of FFO adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). According to this definition, and as used herein by Trustreet, FFO means net income (loss) allocable to common stockholders (computed in accordance with GAAP), plus real estate related depreciation and amortization excluding gains (or losses) from sales of property held for investment and excluding adjustments allocable to minority interests or joint ventures. NAREIT created FFO as a supplemental performance measure to exclude historical cost depreciation, among other items, from GAAP net income (loss) allocable to common stockholders. Trustreet uses FFO as a supplemental measure to conduct and evaluate its business because there are certain limitations associated with using GAAP net income by itself as the primary measure of operating performance. Historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time. Since real estate values instead have historically risen or fallen with market conditions, Trustreet believes that the presentation of operating results for real estate companies that use historical cost accounting is insufficient by itself. In addition, Trustreet believes that the use of FFO has made comparisons of those results more meaningful and has enabled the evaluation of its operating performance compared to other REITs that use the NAREIT definition in order to make more informed business decisions based on industry trends or conditions. FFO should not be considered as an alternative to net income (loss) allocable to common stockholders as the primary indicator of Trustreet’s operating performance or as an alternative to cash flow as a measure of liquidity. While Trustreet adheres to the NAREIT definition of FFO in making its calculations, this method of calculating FFO may not be comparable to the methods used by other REITs and, accordingly, may be different from similarly titled measures reported by other companies.

TRUSTREET PROPERTIES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands except for per share data)

	Quarter ended March 31,
	2005	2004
Revenues:
Rental income from operating leases	$23,474	$14,427
Earned income from direct financing leases	2,762	2,575
Interest income from mortgage, equipment and other notes receivables	6,281	6,653
Investment and interest income	546	1,191
Other income	1,061	1,356

	34,124	26,202

Expenses:
General operating and administrative	10,963	6,299
Interest expense	16,891	11,829
Property expenses, state and other taxes	1,197	135
Depreciation and amortization	5,230	2,784
Loss on termination of cash flow hedge	—	355
Impairments and provisions on assets	—	547

	34,281	21,949

Income/(loss) from continuing operations before minority interest, equity in earnings of unconsolidated joint ventures and gain on sale of assets	(157)	4,253

Minority interest	(815)	(662)

Equity in earnings of unconsolidated joint ventures	30	34

Gain on sale of assets	—	6

Income/(loss) from continuing operations, net	(942)	3,631

Income from discontinued operations, after income taxes	4,391	7,217

Net income	3,449	10,848
Dividends on preferred stock	(2,923)	—

Net income allocable to common stockholders	$526	$10,848

Basic net income per share:
Income/(loss) from continuing operations allocable to common stockholders	$(0.09)	$0.10
Income from discontinued operations	0.10	0.21

Basic net income per share	$0.01	$0.31

Diluted net income per share:
Income/(loss) from continuing operations allocable to common stockholders	$(0.09)	$0.10
Income from discontinued operations	0.10	0.21

Diluted net income per share	$0.01	$0.31

Weighted average shares of common stock outstanding:
Basic	43,858	35,032

Diluted	43,858	35,032

TRUSTREET PROPERTIES, INC.

DISCONTINUED OPERATIONS BY SEGMENT

UNAUDITED

(in thousands)

	Quarter Ended March 31, (in thousands)
	2005	2005	2004	2004
	Real Estate	Specialty Finance	Real Estate	Specialty Finance
Sale of real estate	$—	$56,954	$8,082	$39,967
Cost of real estate sold	—	47,177	6,440	34,674

Gain on sale of real estate	—	9,777	1,642	5,293
Net other income (expense)	(230)	827	79	1,626

Earnings (loss) from real estate discontinued operations before tax	(230)	10,604	1,721	6,919

Retail operations revenue	—	5,245	3,819	—
Retail cost of sales	—	4,634	4,008	—

Earnings from retail discontinued operations before tax	—	611	(189)	—

Income tax provision	—	6,594	—	1,234

Income (loss) from discontinued operations, after income taxes	$(230)	$4,621	$1,532	$5,685

TRUSTREET PROPERTIES, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In thousands)

	March 31, 2005	December 31, 2004
Assets

Real estate investment properties	$1,562,186	$535,588
Net investment in direct financing leases	161,725	98,972
Real estate and other assets held for sale	174,069	146,136
Mortgage, equipment and other notes receivable, net of allowance of $7,391 and $7,261, respectively	300,151	290,140
Other investments	16,282	16,495
Cash and cash equivalents	28,661	22,744
Restricted cash	13,732	7,402
Receivables, less allowance for doubtful accounts of $3,554 and $2,136, respectively	9,595	7,391
Accrued rental income	29,837	28,546
Goodwill	183,711	56,260
Other assets	120,570	33,975

	$2,600,519	$1,243,649

Liabilities and Stockholder’s Equity

Revolver and term loan	$189,000	$21,000
Notes payable	411,697	162,810
Mortgage warehouse facilities	67,712	101,394
Subordinated note payable	21,875	21,875
Bonds payable	803,617	405,421
Due to related parties	36,735	37,172
Other payables	95,313	33,736

Total liabilities	1,625,949	783,408

Minority interests, including redeemable partnership interest in 2004	4,551	6,819

Commitments and contingencies

Stockholders’ equity:
Preferred stock, Series A	8	—
Preferred stock, Series C	7	—
Common stock	58	452
Capital in excess of par value	1,358,931	825,134
Accumulated other comprehensive loss	(5,733)	(12,434)
Accumulated distributions in excess of net income	(383,252)	(359,730)

Total stockholders’ equity	970,019	453,422

	$2,600,519	$1,243,649

TRUSTREET PROPERTIES, INC.

FUNDS FROM OPERATIONS

(in thousands)

	Three Months Ended March 31,
	2005	2004
Net income	$3,449	$10,848
Dividends on preferred stock	(2,923)	—

Net income allocable to common stockholders	526	10,848

Depreciation and amortization	5,072	2,662
(Gain) on sale of property	—	(1,446)

Funds from Operations	$5,598	$12,064

TRUSTREET PROPERTIES, INC.

LEASE EXPIRATIONS

Lease Expirations

(based on annual base rent as of March 31, 2005)

	# of Properties	% of Total
2005	72	4.1%
2006	49	2.8%
2007	54	3.1%
2008	60	3.4%
2009	52	2.9%
2010	85	4.8%
2011	60	3.4%
2012	88	5.0%
2013	89	5.0%
2014	150	8.5%
2015	116	6.6%
Thereafter	889	50.4%

TRUSTREET PROPERTIES, INC.

DIVERSIFICATION

Top 20 Tenants

(based on annual base rent as of March 31, 2005)

	Tenant	% of Rent
1	Golden Corral Corporation	7%
2	IHOP Properties, Inc.	4%
3	Jack in the Box Eastern Division L.P.	4%
4	Captain D’s, LLC	4%
5	S&A Properties Corp.	4%
6	Jack in the Box Inc.	4%
7	Sybra Inc.	3%
8	Texas Taco Cabana, LP	2%
9	Carrols Corporation	2%
10	Shoney’s, Inc.	2%
11	El Chico Restaurants Inc.	2%
12	Vicorp Restaurants, Inc.	2%
13	Flagstar Enterprises, Inc.	1%
14	Davco Restaurants, Inc.	1%
15	Denny’s, Inc.	1%
16	Checkers Drive-In Restaurants,	1%
17	Boston Market Corp.	1%
18	Texas Roadhouse Holdings, L.L.C.	1%
19	Burger King Corporation	1%
20	Spaghetti Warehouse Restaurants Inc.	1%

Top 20 Concepts

(based on annual base rent as of March 31, 2005)

	Concept	% of Rent
1	Golden Corral	8%
2	Burger King	8%
3	Jack in the Box	8%
4	Arby’s	5%
5	International House of Pancakes	5%
6	Captain D’s	4%
7	Bennigan’s	4%
8	Wendy’s	3%
9	Denny’s	3%
10	Applebee’s	3%
11	Taco Cabana	3%
12	Hardee’s	2%
13	El Chico	2%
14	Shoney’s	2%
15	Ruby Tuesday	2%
16	Bakers Square	2%
17	Steak & Ale	2%
18	T.G.I. Friday’s	2%
19	Pizza Hut	1%
20	Long John Silver’s	1%

Top 10 States

(based on annual base rent as of March 31, 2005)

	State	% of Rent
1	Texas	21%
2	Florida	10%
3	Georgia	5%
4	California	5%
5	Illinois	4%
6	Tennessee	4%
7	North Carolina	4%
8	Ohio	4%
9	Missouri	3%
10	Arizona	3%